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                                                                    Exhibit 4.1

                            THE SABRE GROUP HOLDINGS, INC.
                             EMPLOYEE STOCK PURCHASE PLAN

    WHEREAS, the SABRE Group Holdings, Inc. ("TSGH") established this Plan as a plan for the employees of the SABRE Group, Inc. and certain of its Subsidiaries to purchase at a discount under the requirements of section 423 of the Internal Revenue Code shares of Class A Common Stock, $.01 par value.

    NOW, THEREFORE, Effective as of January 1, 1997, TSGH hereby adopts and establishes this, The SABRE Group Holdings, Inc. Employee Stock Purchase Plan.

                                      ARTICLE I

                                     INTRODUCTION

    1.1 PURPOSE OF PLAN. The purpose of the Plan is to provide employees of the SABRE Group, Inc., a Delaware Corporation ("TSG"), and certain of its subsidiaries (collectively, the "Company") with an incentive for individual creativity and contribution to ensure the future growth of the Company by enabling such employees to acquire shares of Class A Common Stock, $.01 par value per share of TSGH (the "TSGH Stock"), in the manner contemplated by the Plan. Rights to purchase TSGH Stock offered pursuant to the Plan are a matter of separate inducement and not in lieu of any salary or other compensation for the services of any employee. The Plan is intended to qualify as an employee stock purchase plan within the meaning of section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

    1.2 SHARES RESERVED FOR THE PLAN. There shall be reserved for issuance and purchase by Eligible Employees under the Plan an aggregate of one million (1,000,000) shares of TSGH Stock. TSGH Stock subject to the Plan may be shares now or hereafter authorized but unissued, or shares that were once issued and subsequently reacquired by TSGH. If and to the extent that any right to purchase reserved shares shall not be exercised by any Eligible Employee for any reason or if such right to purchase shall terminate as provided herein, shares that have not been so purchased hereunder shall again become available for the purposes of the Plan unless the Plan shall have been terminated, but such unpurchased shares shall not be deemed to increase the aggregate number of shares specified above to be reserved for purposes of the Plan (subject to adjustment as provided in Section 4.6).

                                      ARTICLE II

                                     DEFINITIONS

    2.1  "Account" means a Plan account.

    2.2  "Code" means the Internal Revenue Code of 1986, as amended.

    2.3  "Company" means collectively TSGH, TSG, and every Subsidiary.

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    2.4  "Current Eligible Compensation" means for any pay period means the gross amount of Eligible Compensation with respect to which net amounts are actually paid in such pay period, provided that, for all Eligible Employees (other than officers of TSGH or TSG as defined in Rule 16a-1 under the Securities Exchange Act of 1934), the gross amount of any portion of incentive compensation, under any plan of TSGH or any of its subsidiaries, with respect to which net amounts are paid on an accelerated basis in the last two months of the fourth calendar quarter of any Plan Year, shall be included in Current Eligible Compensation for the pay period beginning January 1 of the next following Plan Year only, and provided further that for officers of TSGH or TSG as defined in Rule 16a-1 under the Securities Exchange Act of 1934, any such accelerated gross amounts shall not be included as Current Eligible Compensation in either the Plan Year in which they were paid or the next following Plan Year.

    2.5 "Eligible Compensation" means for any Eligible Employee his or her W-2 compensation excluding D-3 travel charges.

    2.6 "Eligible Employee" means those individuals described in Sections 3.1 and 3.2.

    2.7 "Fair Market Value" means the mean of the high and low sales prices of a share of TSGH Stock on the New York Stock Exchange on the date in question or, if TSGH Stock shall not have been traded on such exchange on such date, the mean of the high and low sales prices on such exchange on the first day prior thereto on which TSGH Stock was so traded or such other amount as may be determined by the Committee by any fair and reasonable means.

    2.8 "Investment Date" means the date, which shall occur no less frequently than monthly, as designated by the Committee for purchase of TSGH Stock from the payroll deductions of Participating Employees of this Plan.

    2.9 "Participating Employee" means an Eligible Employee (i) for whom payroll deductions are currently being made or (ii) for whom payroll deductions are not currently being made because he or she has reached the limitation set forth in Section 3.5.

    2.10 "Plan" means this The SABRE Group Holdings, Inc. Employee Stock Purchase Plan.

    2.11 "Plan Entry Date" means the first day of each month.

    2.12 "Plan Year" means the calendar year.

    2.13 "Subsidiary" means TSG and any corporation accepted by the Committee for participation into this Plan in which TSGH or a subsidiary owns not less than 50% of the total combined voting power of all classes of stock or other equity interests.

    2.14 "TSG" means The SABRE Group, Inc., a Delaware corporation.

    2.15 "TSGH" means The SABRE Group Holdings, Inc., a Delaware corporation.

    2.16 "TSGH Stock" means the class A Common Stock, $.01 Par Value, of TSGH.

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                                     ARTICLE III

                            ELIGIBILITY AND PARTICIPATION

    3.1 ELIGIBILITY. All employees of TSGH and each Subsidiary shall be eligible to participate in the Plan, provided that such employee:

         (a) is not in a group of key employees that, pursuant to section 423(b)(4)(D) of the Code, the Committee determines to be ineligible to participate in the Plan; and

         (b) does not own, immediately after the right is granted, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of capital stock of TSGH, TSG, or of a Subsidiary.

In determining stock ownership under this Section 3.1, the rules of section 424(d) of the Code shall apply and TSGH Stock that the employee may purchase under outstanding options shall be treated as TSGH Stock owned by the employee.

    3.2 CESSATION OF ELIGIBILITY. An individual's status as an Eligible Employee will cease on the earliest to occur of the following events: (a) the individual's termination of employment from the Company; (b) the individual's death; or (c) the date the individual ceases to satisfy any of the eligibility criteria of Section 3.1 of the Plan.

    3.3 ELECTION TO PARTICIPATE. Each Eligible Employee may elect to participate in the Plan by completing an enrollment application during the Enrollment Period. Each Eligible Employee may elect a payroll deduction of either one percent (1%) or two percent (2%) of such Eligible Employee's Current Eligible Compensation. Elections under this Section 3.3 are subject to the limitations contained in Section 3.5. All payroll deductions shall be credited as promptly as practicable to an Account in the name of the Participating Employee and may be used by TSGH until so credited for any corporate purpose. Unless he or she elects otherwise during the Enrollment Period, an Eligible Employee who is a Participating Employee on the day before a Plan Entry Date will be deemed (i) to have elected to participate in the Plan and (ii) to have authorized payroll deductions as in effect for such Eligible Employee on the day before the Plan Entry Date. Once an election of a payroll deduction has been made, the Participating Employee may not change that election until the next Enrollment Period except as provided in Section 3.4.

    3.4 CESSATION OF PARTICIPATION. A Participating Employee may at any time cease participation in the Plan by filing with the Committee or its designee a form specified by the Committee or its designee. The cessation will be effective as soon as practicable, whereupon no further payroll deductions not theretofore invested shall be invested on the next Investment Date. Any Participating Employee who ceases being a Participating Employee may elect to participate during the next Enrollment Period, if he or she is then an Eligible Employee. A Participating Employee ceases being a Participating Employee if he or she ceases being an Eligible Employee.

    3.5 DOLLAR AMOUNT LIMIT ON PARTICIPATION. No right to purchase shares under this Plan shall permit an employee to purchase TSGH stock under all employee stock purchase plans (as defined in section 423 of the Code) of the Company which in the aggregate exceeds $25,000 of Fair Market Value of such stock (determined at the time the right is granted, which, in the case of

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this Plan, is the Investment Date) for each calendar year in which the right is outstanding at any time.

                                      ARTICLE IV

                                PURCHASE OF TSGH STOCK
                                     AND ACCOUNTS

    4.1 PURCHASE PRICE. The purchase price for each share of TSGH Stock shall be eighty-five percent (85%) of the Fair Market Value of such share on the Investment Date for such share.

    4.2 METHOD OF PURCHASE AND INVESTMENT ACCOUNTS. As of each Investment Date, each Participating Employee shall be deemed without further action, to have purchased, the number of whole and fractional shares of TSGH Stock determined by dividing the amount of his or her payroll deductions not theretofore invested by the purchase price as determined in Section 4.1. Records of such shares shall be maintained in separate Accounts for each Participating Employee. All cash dividends paid with respect to such shares shall be credited to each Participating Employee's Account, and will automatically be reinvested in whole or fractional shares of TSGH Stock, unless the Participating Employee elects not to have such dividends reinvested.

    4.3 TITLE OF ACCOUNTS. Each Account may be in the name of the Participating Employee or, if he or she so indicates on the appropriate form, in his or her jointly with another person, with right of survivorship. A Participating Employee who is a resident of a jurisdiction that does not recognize such a joint tenancy may have an Account in his or her name as tenant in common with another person, with right of survivorship.

    4.4 RIGHTS AS A STOCKHOLDER. At the time funds from a Participating Employee's payroll deduction are used to purchase TSGH Stock, he or she shall have all of the rights and privileges of a stockholder of TSGH with respect to whole shares purchased under the Plan whether or not certificates representing full shares have been issued.

    4.5 RIGHTS NOT TRANSFERRABLE. Rights granted under the Plan are not transferable by a Participating Employee and are exercisable during his or her lifetime only by him or her.

    4.6 ADJUSTMENT IN THE CASE OF CHANGES AFFECTING TSGH STOCK. In the event of a subdivision of outstanding shares of TSGH Stock, or the payment of a stock dividend thereon, the number of shares reserved or authorized to be reserved under this Plan shall be increased proportionately, and such other adjustment shall be made as may be deemed necessary or equitable by the Board of Directors. In the event of any other change affecting TSGH Stock, such adjustment shall be made as deemed equitable by the Board of Directors to give proper effect to such event, subject to the limitations of section 424 of the Code.

                                      ARTICLE V

                        AMENDMENT AND TERMINATION OF THE PLAN

    5.1 AMENDMENT OF THE PLAN. The Board of Directors, or its designate, may at any time, or from time to time, amend the Plan in any respect; provided, however, that the Plan may

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not be amended in any way that will cause rights issued under it to fail to meet the requirements for employee stock purchase plans as defined in section 423 of the Code, including stockholder approval if required.

    5.2 TERMINATION OF THE PLAN. The Plan and all rights of employees hereunder shall terminate: (a) on the Investment Date that Participating Employees become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase; or (b) at any time, at the discretion of the Board of Directors. If the Plan terminates under circumstances described in (a) above, reserved shares remaining as of the termination date shall be sold to Participating Employees on a pro rata basis. Any payroll deductions remaining after termination of the Plan shall be refunded to the Participating Employees making such payroll deductions.

                                      ARTICLE VI

                                    MISCELLANEOUS

    6.1 ADMINISTRATION OF THE PLAN. The Plan shall be administered, at the expense of TSGH, by the Committee. The Committee may request advice or assistance or employ such other persons as are necessary for proper administration of the Plan. Subject to the express provisions of the Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in administering the Plan, all of which determinations shall be final and binding upon all persons.

    6.2 GOVERNMENTAL REGULATIONS. The Plan, and the grant and exercise of the rights to purchase shares hereunder, and TSGH's obligations to sell and deliver shares upon exercise of rights to purchase shares shall be subject to all applicable Federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may in the opinion of counsel for TSGH be required.

    6.3 INDEMNIFICATION OF COMMITTEE. Service on the Committee shall constitute service as a Director of TSGH so that members of the Committee shall be entitled to indemnification and reimbursement as Directors of TSGH pursuant to its Certificate of Incorporation, By-Laws, or resolutions of its Board of Directors of stockholders.

    6.4 THIRD PARTY BENEFICIARIES. None of the provisions of the Plan shall be for the benefit of or enforceable by any creditor of a Participating Employee. A Participating Employee may not create a lien on any portion of the cash balance accumulated in such Participating Employee's payroll deduction account or on any shares covered by a right to purchase before a stock certificate for such shares is issued for such Participating Employee's benefit.

    6.5 GENERAL PROVISIONS. The Plan shall neither impose any obligation on TSG or on any Subsidiary to continue the employment of any Eligible Employee, nor impose any obligation on any Eligible Employee to remain in the employ of TSG or of any Subsidiary. For purposes of the Plan, an employment relationship shall be deemed to exist between an individual and a corporation if, at the time of the determination, the individual was an "employee" of such corporation within the meaning of section 423(a)(2) of the Code and the regulations and rulings

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interpreting such section.  For purposes of the Plan, the transfer of an employee from employment with TSG to employment with a Subsidiary, or vice versa, shall not be deemed a termination of employment of the employee. Subject to the specific terms of the Plan, all employees granted rights to purchase shares hereunder shall have the same rights and privileges.

    IN WITNESS WHEREOF, this Plan has been executed in multiple original documents on this ______ day of December 1996, effective as of the 1st day January 1997


                                       THE SABRE GROUP HOLDINGS, INC.

                                       By:
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                                       Its:
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